EXHIBIT 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal First Quarter Ended April 15, 2012

Greenwood Village, CO — May 16, 2012 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 16 weeks ended April 15, 2012.

Financial and Operational Results

During the Company’s fiscal first quarter 2012:

•                  Earnings per diluted share were $0.71, an increase of 22.4% compared to 2011 adjusted earnings per diluted share of $0.58.  On a GAAP basis, fiscal first quarter earnings per diluted share were $0.71 in 2012 compared to $0.56 in 2011 (See Schedule I)

•                  Total revenues increased 4.4% to $299.5 million; Company-owned comparable restaurant net sales increased 0.5%

•                  Restaurant-level operating profit margin increased to 21.2% from 19.8% a year ago (See Schedule II)

•                  The Company opened three new company-owned Red Robin® restaurants and one Red Robin’s Burger Works™.

Net income for the 16 weeks ended April 15, 2012, was $10.6 million compared to $8.7 million for the comparable period in 2011.  Fiscal first quarter 2011 net income excluding severance costs and initial cumulative gift card income was $9.0 million.  See Schedule I below for a reconciliation of adjustments to net income in the fiscal first quarter of 2011.

“Our first quarter 2012 results were mixed in that we continued gains in earnings per share, average guest check, operating profit margin and expense management, while our guest counts declined during the quarter,” said Steve Carley, Red Robin Gourmet Burgers, Inc. Chief Executive Officer.  “Although we began the year with strong sales, we were disappointed by the extent of guest traffic softening in the second half of the quarter.  Nevertheless, we are confident in our plans for strengthening our business, advancing our brand and positioning Red Robin for long-term growth and profitability.”

Operating Results

Total Company revenues, which include company-owned restaurant sales and franchise royalties, increased 4.4% to $299.5 million in the fiscal first quarter of 2012 versus $286.8 million in the same period last year.

Comparable restaurant net sales increased 0.5% for company-owned restaurants in the fiscal first quarter of 2012 compared to the fiscal first quarter of 2011, and were driven by a 4.1% increase in average guest check that was primarily offset by a 3.6% decrease in guest counts.  The year-over-year decrease in guest counts during the fiscal first quarter of 2012 was largely attributable to heavy competitive discounting during the quarter, coupled with Company promotional activity that did not perform as well as promotional efforts in the same period a year ago.

Average weekly net sales in company-owned restaurants increased to $56,303 per unit in the fiscal first quarter of 2012 (5,225 operating weeks) compared to $55,885 a year ago (5,038 operating weeks).  In the Company’s franchised restaurants, average weekly net sales per unit were $54,933 in the fiscal first quarter of 2012 (2,186 operating weeks) compared to $53,317 last year.  System-wide net sales in the fiscal first quarter of 2012 totaled $414.7 million, compared to $397.7 million in the prior year.

Restaurant-level operating profit margins at company-owned restaurants were 21.2% in the fiscal first quarter of 2012 compared to 19.8% in the fiscal first quarter of 2011, an improvement of 140 basis points as a result of lower labor and other operating costs partially offset by higher food and beverage costs and occupancy expenses.  Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Selling, general and administrative (“SG&A”) expenses were $33.9 million in the 16 weeks ended April 15, 2012, compared to $32.0 million in the same period of fiscal 2011.  SG&A in the fiscal first quarter of 2012 increased due mainly to higher costs related to gift card sales; higher equity-based compensation costs; and costs related to development of the Company’s new information systems.  These increases were partially offset by a decrease in severance costs compared to the fiscal first quarter of 2011.

The Company had an effective tax rate of 24.1% in the fiscal first quarter of 2012, compared to an effective tax rate of 11.5% in the fiscal first quarter of 2011.  Income tax expense in the first 16 weeks of 2012 was $3.4 million compared to $1.1 million for the same period of 2011.

Balance Sheet and Liquidity

On April 15, 2012, the Company had cash and cash equivalents of $38.0 million and total debt of $137.9 million, including $10.4 million of capital lease liabilities.  During the fiscal first quarter of 2012, the Company paid down principal of $18.8 million on its term loan, of which $15.0 million represented pre-payments.

For the 16 weeks ended April 15, 2012, cash from operations totaled $29.6 million compared to $29.9 million for the same period in 2011.  During the fiscal first quarter of 2012, Red Robin’s capital investments amounted to $10.4 million compared to $7.6 million during the fiscal first quarter of 2011.

Restaurant Openings

As of the end of the fiscal first quarter of 2012, there were 330 Company-owned restaurants and 136 franchised Red Robin® locations.  In the fiscal first quarter of 2012, the Company opened three full-size prototype Red Robin® restaurants and its second prototype Red Robin’s Burger Works™.  One company-owned restaurant closed during the fiscal first quarter of 2012.

Updated Outlook for 2012

Red Robin’s 2012 fiscal year consists of 53 weeks ending on December 30, 2012.

In fiscal 2012, the Company expects up to 1% growth of comparable restaurant net sales compared to the prior year.

Cost of sales is expected to be below 26.0% of restaurant sales.  Restaurant-level operating profit margins are expected to be nearly 20% of restaurant sales in fiscal 2012.

The income tax rate in fiscal 2012 is expected to range from 22% to 24%.

During fiscal 2012, the Company expects approximately $60 million in capital expenditures, which will be used to open 13 new company-owned restaurants, including four additional Red Robin’s Burger Works™, as well as fund restaurant and infrastructure improvements and remodeling investments.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal 2012 is estimated to be $0.25.  Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.05, and a change of $191,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal first quarter 2012 results today at 5:00 p.m. ET. The conference call number is (888) 267-6301, or for international callers (719) 325-2413.  The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast. To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from one hour after the call until midnight on Wednesday, May 23, 2012.  The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers.  The conference ID is 4762636.  The webcast replay will also be available on the Company’s website until midnight on Sunday, July 8, 2012.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There currently are 467 Red Robin® restaurants located across the United States and Canada, including 328 company-owned full-size restaurants and two Red Robin’s Burger Works™ locations, and 136 restaurants operating under franchise agreements.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our expected earnings per share and restaurant sales, new restaurant growth, future economic performance and certain statements under the heading “Outlook” and all other statements that are not historical facts, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “will,” “expect,” “believe,” “anticipate,” “intend,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following:  the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives; the ability to continue the strategies and achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; the uncertain general economic conditions; competition in the casual dining market and discounting by competitors; changes in commodity prices; the cost and availability of key food products, labor and energy; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; the ability to fulfill planned expansion, including in both new and existing markets; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 15, 2012	April 17, 2011

Revenues:
Restaurant revenue	$294,642	$281,548
Franchise royalties and fees and other revenues	4,817	5,282
Total revenues	299,459	286,830

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	75,075	70,361
Labor (includes $143 and $245 of stock- based compensation, respectively)	98,606	96,871
Operating	37,405	38,761
Occupancy	21,114	19,828
Depreciation, amortization and other	16,652	17,111
Selling, general, and administrative (includes $1,059 and $613 of stock-based compensation, respectively)	33,877	32,042
Pre-opening costs	983	661
Total costs and expenses	283,712	275,635

Income from operations	15,747	11,195

Other expense:
Interest expense, net and other	1,833	1,355

Income before income taxes	13,914	9,840
Income tax expense	3,356	1,132
Net income	$10,558	$8,708
Earnings per share:
Basic	$0.72	$0.56
Diluted	$0.71	$0.56
Weighted average shares outstanding:
Basic	14,611	15,466
Diluted	14,984	15,641

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	April 15, 2012	December 25, 2011
Assets:
Current Assets:
Cash and cash equivalents	$37,977	$35,036
Accounts receivable, net	9,621	14,785
Inventories	17,318	18,040
Prepaid expenses and other current assets	9,180	9,970
Income tax receivable	155	1,387
Deferred tax asset	2,096	1,429
Total current assets	76,347	80,647

Property and equipment, net	398,911	402,360
Goodwill	61,769	61,769
Intangible assets, net	37,874	38,969
Other assets, net	10,576	9,231
Total assets	$585,477	$592,976

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$13,221	$14,798
Construction related payables	5,003	3,328
Accrued payroll and payroll related liabilities	30,620	35,044
Unearned revenue	16,545	24,139
Accrued liabilities	25,537	19,045
Current portion of term loan notes payable and capital lease obligations	12,031	10,132
Total current liabilities	102,957	106,486

Deferred rent	42,020	40,025
Notes payable, long-term portion	116,250	136,875
Other long-term debt and capital lease obligations	9,666	9,924
Other non-current liabilities	6,082	4,968
Total liabilities	276,975	298,278

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,388,036 and 17,276,404 shares issued; 14,690,889 and 14,579,257 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 2,697,147 shares, at cost	(83,285)	(83,285)
Paid-in capital	181,577	178,111
Accumulated other comprehensive income (loss), net of tax	(545)	(326)
Retained earnings	210,738	200,181
Total stockholders’ equity	308,502	294,698
Total liabilities and stockholders’ equity	$585,477	$592,976

Schedule I

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the sixteen weeks ended April 15, 2012, and April 17, 2011, net income and basic and diluted earnings per share, excluding the effects of the severance expense, executive transition costs, and initial gift card breakage revenue recorded in first quarter 2011.  The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company.  This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein.  The non-GAAP results were calculated using an assumed 11.5% normalized tax rate in 2011 income and expense items before taxes excluding the identified items.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Sixteen Weeks Ended
	April 15, 2012	April 17, 2011

Net income as reported	$10,558	$8,708
Severance expense	—	785
Initial cumulative gift card breakage income	—	(438)
Income tax (benefit) expense	—	(34)

Adjusted net income	$10,558	$9,021

Basic net income per share:
Net income as reported	$0.72	$0.56
Severance expense	—	0.05
Initial cumulative gift card breakage income	—	(0.03)
Income tax (benefit) expense	—	—

Adjusted earnings per basic share	$0.72	$0.58

Diluted net income per share:
Severance expense	$0.71	$0.56
Initial cumulative gift card breakage income	—	0.05
Income tax (benefit) expense	—	(0.03)
Income tax expense	—	—

Adjusted earnings per diluted share	$0.71	$0.58

Weighted average shares outstanding:
Basic	14,611	15,466
Diluted	14,984	15,641

Schedule II

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs.  The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 16 weeks ended April 15, 2012, and April 17, 2011, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Sixteen Weeks Ended
	April 15, 2012		April 17, 2011
Restaurant revenues	$294,642	98.4%	$281,548	98.2%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	75,075	25.5	70,361	25.0
Labor	98,606	33.5	96,871	34.4
Operating	37,405	12.7	38,761	13.8
Occupancy	21,114	7.2	19,828	7.0
Restaurant-level operating profit	62,442	21.2	55,727	19.8

Add — other revenues	4,817	1.6	5,282	1.8
Deduct — other operating:
Depreciation and amortization	16,652	5.6	17,111	6.0
Selling, general, and administrative	33,792	11.3	31,987	11.2
Pre-opening costs	983	0.3	661	0.2
Restaurant closure costs	85	—	55	—
Total other operating	51,512	17.2	49,814	17.4

Income from operations	15,747	5.3	11,195	3.9

Total other expenses, net	1,833	0.6	1,355	0.5
Income tax expense	3,356	1.1	1,132	0.4
Total other	5,189	1.7	2,487	0.9

Net income	$10,558	3.5%	$8,708	3.0%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.